UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2024

MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

Kansas	0-17196	45-4082531
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Cray Business Plaza
100 Commercial Street
Box 130
Atchison, Kansas 66002
(Address of principal executive offices) (Zip Code)

(913) 367-1480
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	MGPI	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2024, MGP Ingredients, Inc. (the “Company”) announced the appointment of Brandon M. Gall, the Company’s Vice President of Finance and Chief Financial Officer and Treasurer, to the additional position of Interim President and Chief Executive Officer, effective January 1, 2025. Mr. Gall will succeed David S. Bratcher, whose service as Chief Executive Officer and President, and employment with the Company, will end at the close of business on December 31, 2024, under circumstances entitling him to severance benefits under his employment agreement. Mr. Bratcher has also resigned from his service on the Company’s Board of Directors (the “Board”) effective at the close of business on December 31, 2024. Following his separation from the Company, Mr. Bratcher plans to retire. The Company is commencing a search, including internal and external candidates, for a permanent successor President and Chief Executive Officer.

The Company also announced that Donn Lux, a current member of the Board, will succeed Karen Seaberg as Chairman of the Board, effective January 1, 2025. Ms. Seaberg will remain a director.

Mr. Gall, age 43, has served as the Company’s Chief Financial Officer and Vice President of Finance since April 2019 and as Treasurer since May 2023. Mr. Gall joined the Company in 2012. He previously served as the Company’s Corporate Controller from June 2018 to March 2019, Director of Supply Chain and New Business Development Finance from May 2014 to May 2018, and Director of Financial Planning and Analysis from January 2012 to April 2014.

In connection with this transition, the Human Resources and Compensation Committee of the Company’s Board of Directors (the “Committee”) approved the following compensation for Mr. Gall, which is set forth in a letter agreement between the Company and Mr. Gall (the “Interim Service Agreement”): (i) an increase in base salary to $525,000, (ii) a target short-term incentive award for 2025 equal to 100% of his base salary set forth above, pro-rated for the period of his interim service, (iii) a one-time $100,000 supplemental cash incentive payment, and (iv) a one-time special restricted stock unit (“RSU”) award valued at $525,000 that vests on the second anniversary of the date of grant and that will continue to vest in the event of an involuntary termination without cause or resignation for good reason. Mr. Gall’s long-term incentive target award opportunity will continue to be 115% of his base salary.

To facilitate a smooth transition, the Company and Mr. Bratcher entered into a letter agreement pursuant to which Mr. Bratcher agreed to provide certain transition services (the “Transition Agreement”). The Transition Agreement also describes the payments and benefits Mr. Bratcher is entitled to receive, pursuant to the terms of his employment agreement, in connection with his separation, provided that he signs and does not rescind a release in favor of the Company. The Company also agreed to reimburse Mr. Bratcher for the cost of continued health insurance for up to six months in exchange for Mr. Bratcher’s agreement to the terms of the Transition Agreement and the release, including Mr. Bratcher’s agreement not to compete with the Company through February 14, 2027.

In addition, on December 19, 2024, the Committee approved a new form of Restricted Stock Unit Award Agreement (the “Award Agreement”) with respect to the granting of RSUs under the MGP Ingredients, Inc. 2024 Equity Incentive Plan. The Award Agreement provides for dividend equivalents, and each unit represents the right to receive a share of the Company’s common stock once the award vests. RSUs under the Award Agreement vest based on service; however, vesting will accelerate in the event of death, disability, retirement, or a termination without cause or for good reason within 18 months following a change in control.

The foregoing descriptions of the Interim Service Agreement, the Transition Agreement, and the Award Agreement are qualified by reference to the full text of the agreements, which are filed as Exhibits 10.1, 10.2, and 10.3 hereto, respectively, and are incorporated herein by reference.

Attached as Exhibit 99.1 is a press release announcing the foregoing leadership transitions.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.1	Interim Service Agreement between Brandon M. Gall and MGP Ingredients, Inc. dated as of December 19, 2024

10.2	Transition Agreement between David S. Bratcher and MGP Ingredients, Inc. dated as of December 19, 2024

10.3	Form of Restricted Stock Unit Award Agreement under the 2024 Equity Incentive Plan

99.1	Press Release dated December 20, 2024

104	The cover page from this Current Report on Form 8-K, formatted in iXBRL (Inline Extensible Business Reporting Language)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        MGP INGREDIENTS, INC.

Date: December 20, 2024	By:	/s/ Brandon M. Gall
Brandon M. Gall, Vice President, Finance and Chief Financial Officer